American United Life Insurance Company
       One American Square, P.O. Box 368, Indianapolis, Indiana 46206-0368

American United Life Insurance Company (AUL)(R) will pay the Death Benefit Proceeds to the beneficiary if the Insured dies while this policy is in force, subject to the terms of this policy.

                       10-DAY RIGHT TO EXAMINE THE POLICY

         THIS POLICY MAY BE SENT BACK TO AUL OR ITS REPRESENTATIVE WITHIN 10 DAYS AFTER IT IS RECEIVED. IN SUCH CASE, THIS POLICY WILL BE VOID FROM THE BEGINNING. AUL WILL REFUND THE GREATER OF ANY PREMIUMS PAID OR THE ACCOUNT VALUE WITHIN SEVEN DAYS AFTER THIS POLICY IS RETURNED. NOTIFICATION OF THE RIGHT TO EXAMINE PERIOD WILL BE SENT WITH THE POLICY WHEN ISSUED.

THE DURATION OR AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR MAY VARY DEPENDING ON THE INVESTMENT EXPERIENCE AND THE DEATH BENEFIT OPTION SELECTED. THE DEATH BENEFIT IS DESCRIBED IN THE DEATH BENEFIT SECTION.

THE CASH VALUE, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, IS VARIABLE AND MAY INCREASE OR DECREASE. NO MINIMUM CASH VALUE IS GUARANTEED.

     ------------------------------------------------------------------------
                           READ YOUR POLICY CAREFULLY

               FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE
                                  PARTICIPATING
                        PERIOD OF COVERAGE NOT GUARANTEED

           This policy is a legal contract between the owner and AUL.
    ------------------------------------------------------------------------

Signed for American United Life Insurance Company by

                  -------------     -----------------------------
                  Secretary         Chairman of the Board, President, and
                                    Chief Executive Officer

                                              A Mutual Company Established 1877

                                Table of Contents
                                                                          Page

POLICY DATA PAGE...........................................................4

DEFINITIONS................................................................8

BENEFITS AVAILABLE UNDER THE POLICY.......................................10

GENERAL PROVISIONS........................................................10
         POLICY   10
         RELIANCES........................................................10
         INCONTESTABILITY.................................................10
         SUICIDE  10
         MISSTATEMENT OF AGE OR SEX.......................................11

OWNER AND BENEFICIARY.....................................................11
         OWNERSHIP........................................................11
         ASSIGNMENT.......................................................11
         BENEFICIARY......................................................11
         CHANGE OF OWNER OR BENEFICIARY...................................12

DEATH BENEFIT.............................................................12
         DEATH BENEFIT....................................................12
         DEATH BENEFIT OPTIONS............................................13
         DEATH BENEFIT CHANGES............................................13

PREMIUMS 15
         PAYMENT OF PREMIUM...............................................15
         ALLOCATION OF NET PREMIUM........................................16

POLICY CHARGES............................................................16
         PREMIUM EXPENSE CHARGES..........................................16
         MONTHLY DEDUCTION................................................16
         MONTHLY ADMINISTRATIVE CHARGE....................................17
         COST OF INSURANCE................................................17
         MORTALITY AND EXPENSE RISK CHARGE................................17
         SURRENDER CHARGE.................................................17
         TAXES............................................................17
         CHANGES IN COST FACTORS..........................................18

POLICY VALUES.............................................................18
         ACCOUNT VALUE....................................................18
         CASH VALUE.......................................................18
         NET CASH VALUE...................................................18

VARIABLE ACCOUNT PROVISIONS...............................................19
         SEPARATE ACCOUNT.................................................19
         INVESTMENT ACCOUNTS..............................................19
         VARIABLE ACCOUNT VALUE...........................................19
         CREDITING OF ACCUMULATION UNITS..................................19
         ACCUMULATION UNIT VALUE..........................................19
         NET INVESTMENT FACTOR............................................20
         ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS...............20

FIXED ACCOUNT PROVISIONS..................................................21
         FIXED ACCOUNT VALUE..............................................21
         FIXED ACCOUNT INTEREST RATE......................................21

CASH BENEFITS.............................................................21
         TRANSFERS........................................................21
         LIMITATION ON TRANSFERS FROM THE FIXED ACCOUNT...................22
         LOANS........................................................... 22
         INTEREST CHARGED ON LOANS........................................23
         LOAN ACCOUNT.....................................................23
         REPAYMENT OF LOANS...............................................23
         SURRENDER........................................................24
         PARTIAL SURRENDER................................................24
         FULL SURRENDER...................................................24

TERMINATION OF THE POLICY.................................................24
         GRACE PERIOD.....................................................24
         TERMINATION......................................................24
         CONTINUATION OF INSURANCE GUARANTEE..............................25
         REINSTATEMENT....................................................25

OTHER POLICY PROVISIONS...................................................26
         DEFERRAL OF PAYMENTS.............................................26
         POLICY CHANGES...................................................26
         CHANGE OF INSURED................................................26
         DIVIDENDS........................................................26
         ANNUAL REPORT....................................................26
         CONFORMITY WITH LAWS.............................................27
         COMPUTATIONS.....................................................27
         SETTLEMENT OPTIONS...............................................27

                                POLICY DATA PAGE
-------------------------------------------------------------------

ISSUE DATE:.......                                   POLICY NUMBER:

CONTRACT DATE:

NAME OF INSURED:..                                   INITIAL PREMIUM:

AGE AT ISSUE:.....                                   PLANNED PREMIUM:
SEX:
RATE CLASS:

FACE AMOUNT OF INSURANCE:                           REQUIRED PREMIUM
                                            FOR THE GUARANTEE PERIOD:
DEATH BENEFIT OPTION:

SEPARATE ACCOUNT:.[        ]


MINIMUM PREMIUM ALLOCATION TO ANY INVESTMENT ACCOUNT OR THE FIXED ACCOUNT:
         [1% of the premium payment]
         All allocations must be in whole percentages.

MINIMUM PREMIUM PAYMENT SUBSEQUENT TO THE INITIAL PREMIUM:
         [$50 ]

GUARANTEED INTEREST RATE ON THE FIXED ACCOUNT:  [3%]

PREMIUM EXPENSE CHARGES:

        Premium tax charge:       [ 2.5%] of each premium paid
        Sales charge:             [ 3.5%] of each premium paid
                                    during the first ten Policy Years;
                                    [1.5%] of each premium paid thereafter

MONTHLY ADMINISTRATIVE CHARGE:

         Current:          [$30] per month during first Policy Year
                           [$5] per month thereafter
         Guaranteed:       [$10] per month after the first Policy Year

MORTALITY AND EXPENSE RISK CHARGE:

         1/12 of the following percentage of the Variable Account Value:
                  [.75%] during the first [10] Policy Years
         [.25%] thereafter

TRANSFER CHARGE:

         Current:   [0]
         Guaranteed:  [0] for the first [12] transfers in any Policy Year
                      [$25] for each subsequent transfer in the Policy Year


SURRENDER CHARGES

         Policy Year                        Surrender Charge
           1                                .............
           2                                .............
           3
           4
           5
           6
           7
           8
           9
          10
          11
          12
          13
          14
          15 and thereafter               0

INTEREST RATE CHARGED ON LOANS:  [6%]

INTEREST RATE CREDITED ON THE LOAN ACCOUNT:
         Guaranteed rate:  [4%]
         Current rate:  [4% during the first 10 Policy Years, 5% thereafter]


FIRST DATE AN INCREASE IN THE FACE AMOUNT MAY BE REQUESTED:
         [one year after the Contract Date]

FIRST DATE A DECREASE IN THE FACE AMOUNT MAY BE REQUESTED:
         [one year after the Contract Date]

FIRST DATE A CHANGE IN THE DEATH BENEFIT OPTION MAY BE REQUESTED:
         [one year after the Contract Date]

MINIMUM INCREASE IN FACE AMOUNT: [$5,000], or if less, the amount determined under any rider provision

MINIMUM DECREASE IN FACE AMOUNT:   [$5,000]

MINIMUM FACE AMOUNT:  [$50,000]

MINIMUM TRANSFER AMOUNT: [Currently no minimum. AUL may set a minimum of $100.]

MAXIMUM TRANSFER AMOUNT FROM THE FIXED ACCOUNT:
         [20%] per Policy Year of the amount in the Fixed Account at the beginning of the Policy Year, less any partial cash surrenders made from the Fixed Account since that date.

MINIMUM LOAN AMOUNT:  [$500]


MINIMUM PARTIAL SURRENDER AMOUNT:  [$500]

ASSUMED DATE OF DELIVERY OF THE POLICY,  FOR PURPOSES OF THE TRANSFER AT THE END
     OF THE RIGHT TO EXAMINE PERIOD: [5] days after the Issue Date

HOME OFFICE:
         American United Life Insurance Company
         One American Square, P.O. Box 368, Indianapolis, Indiana 46206-0368

         TABLE OF MONTHLY GUARANTEED COST OF INSURANCE RATES PER $1000 OF
                 RISK AMOUNT, and MINIMUM INSURANCE PERCENTAGES


         Attained Age               Monthly Guaranteed                          Minimum
         .........                  Cost of Insurance Rate                       Insurance Percentage
         ................           .........                                   ..........
         ................           .........                                   ..........
























  The minimum insurance percentages are determined to comply with Section 7702 of the Internal Revenue Code.

Mortality Table:  1980  Commissioners  Standard  Ordinary  Non-Smoker and Smoker
                       Mortality Table, age last birthday


                                   DEFINITIONS


ACCOUNT VALUE
         The Account Value is the sum of your interest in the Variable Account, the Fixed Account, and the Loan Account. Details are on page ___.

AGE
         Issue Age means the Insured s age as of the Contract Date. Attained Age means the Issue Age increased by one for each complete Policy Year.

CASH VALUE
         The Cash Value is the Account Value less the Surrender Charge. The Net Cash Value is the Cash Value less any outstanding loan and loan interest.

CONTRACT DATE
         The  date  from  which   Monthiversaries,   Policy  Years,  and  Policy
         Anniversaries are measured. Suicide and Incontestability periods are measured from the Contract Date.

DEATH BENEFIT AND DEATH BENEFIT PROCEEDS
         This policy has two death benefit options, which are described on page ____. The Death Benefit Proceeds are the Death Benefit less any outstanding loan and loan interest, plus any benefits provided by rider.

FACE AMOUNT
         The Face Amount shown on the Policy Data Page, or as subsequently changed.

FIXED ACCOUNT
         An account which is part of our General Account, and is not part of or dependent on the investment performance of the Variable Account.

GUARANTEE PERIOD
         The period shown on the Policy Data Page during which the Policy will remain in force if cumulative premiums, less any outstanding loan and loan interest and Partial Surrenders, equal or exceed the Required Premium for the Guarantee Period. The Guarantee Period terminates on any Monthiversary that the test fails.

HOME OFFICE
         AUL's Home Office as shown on the Policy Data Page.

INSURED
          The Insured named on the Policy Data Page. The Insured may or may not be the Owner.

INVESTMENT ACCOUNTS
         One or more of the subdivisions of the Separate Account. Each Investment Account is invested in a different fund Portfolio.

ISSUE DATE
         The date this policy is issued and coverage becomes effective.

LOAN ACCOUNT
         A portion of the Account Value which is collateral for loan amounts. The Loan Account is described in the Loans section on page XX.

MINIMUM INSURANCE PERCENTAGE
         The minimum percentage of insurance required to qualify the policy under the Internal Revenue Code. A table of these amounts is on the Policy Data Page.

MODIFIED ENDOWMENT
          A classification of policies determined under the Internal Revenue Code to be modified endowment contracts, which affects the tax status of distributions from the policy.

MONTHIVERSARY
         The same date of each month as the Contract Date. If a Monthiversary falls on a day which is not a Valuation Date, the processing of the Monthiversary will be the next Valuation Date.

NET CASH VALUE
          The Net Cash Value is the Cash Value less outstanding loans and loan interest.

NET PREMIUM
         The total premium paid reduced by the Premium Expense Charges shown on the Policy Data Page.

OWNER
         The Owner named in the application, unless changed.

PARTIAL SURRENDER
         A withdrawal of a portion of the Account Value

POLICY ANNIVERSARY
         The same date each year as the Contract Date.

POLICY DATA PAGE
          The Policy Data Page or the supplemental Policy Data Page most recently sent to You by Us.

POLICY YEAR
         One year from the Contract Date and from each Policy Anniversary.

PORTFOLIO
         A separate investment fund in which the Separate Account invests.

PROPER NOTICE
         Notice that is received at our Home Office in a form acceptable to Us.

REQUIRED PREMIUM FOR THE GUARANTEE PERIOD
         The amount that must be paid on a cumulative basis to keep this policy in force during the Guarantee Period.

RISK AMOUNT
         The Death Benefit divided by 1.00246627 less the Account Value.

SEPARATE ACCOUNT
          The Separate Account of AUL identified on the Policy Data Page. The Separate Account is segregated into several Investment Accounts.

VALUATION DATE
         Valuation Dates are the dates on which the Investment Accounts are valued. A Valuation Date is any date on which the New York Stock Exchange is open for trading and we are open for business.

VALUATION PERIOD
         A Valuation Period begins at the close of one Valuation Date and ends at the close of the next succeeding Valuation Date.

VARIABLE ACCOUNT
          The Account Value of this policy which is invested in one or more Investment Accounts.

WE
          We , us or our means AUL.

YOU
          You or your means the Owner of this Policy.

                       BENEFITS AVAILABLE UNDER THE POLICY

This Policy has a Death Benefit, a surrender benefit, and a loan value. The terms of these benefits are described in the Policy.


                               GENERAL PROVISIONS

POLICY

         The entire policy consists of:
                  1.  the basic policy;
                  2.  riders and endorsements, if any;
                  3.  the attached copy of your application.

         This policy is issued in consideration of the application and payment of the initial premium.

         Any change in this policy must be approved by AUL s President, Vice President or Secretary. No Representative is authorized to change or waive any policy provision.


RELIANCES

         All statements made in the application, in the absence of fraud, are deemed representations and not warranties. No statement will void this policy or be used in defense of a claim unless contained in the application. We are not liable for a request made in accordance with your instructions.


INCONTESTABILITY

         In the absence of fraud, we will not contest this policy after it has been in force during the lifetime of the Insured for two years from the Contract Date, or for increases in the Face Amount, two years from the effective date of the increase. If you did not request the Face Amount increase or if evidence of insurability was not required, we will not contest the increase. If this policy is reinstated, the incontestable period will start over again beginning on the effective date of the reinstatement, but only for statements made in the application for reinstatement.


SUICIDE

         If the Insured commits suicide, while sane or insane, within two years from the Contract Date or the effective date of any reinstatement, we will not pay a death benefit. We will terminate this policy and refund the premiums paid, less any loan, loan interest, and any Partial Surrender.

          If the Insured commits suicide, while sane or insane, within two years of the effective date of any increase in the Face Amount that was subject to evidence of insurability, we will not pay a death benefit on that increase. We will refund the Monthly Deductions for that increase.


MISSTATEMENT OF AGE OR SEX

          If the Insured's age or sex has been misstated, the amount of the Death Benefit will be the greater of:
               1. the amount which would have been purchased at the Insured s correct age and sex by the most recent cost of insurance charge assessed prior to the date we receive proof of death; or
               2. the Account Value as of the date we receive proof of death, multiplied by the Minimum Insurance Percentage for the correct age.


                              OWNER AND BENEFICIARY


OWNERSHIP

         You have all rights in this policy while the Insured is living. Your rights are subject to the interests of any assignee or irrevocable beneficiary. If you die before the Insured, any contingent Owner named in the application will be the new Owner. If there is no contingent Owner, then your estate becomes the new Owner.


ASSIGNMENT

         You may assign this policy. Your rights and the rights of any beneficiary will be secondary to the rights of the assignee. An assignment will be subject to any loan on this policy. If there are any irrevocable beneficiaries, you must obtain their consent before assigning your policy. We assume no responsibility for the validity of an assignment. Any assignment will not be binding upon us until we receive Proper Notice.


BENEFICIARY

         The beneficiary will receive the Death Benefit Proceeds of this policy upon the Insured s death. Beneficiaries are as named in the application unless later changed by you. You can name more than one beneficiary.

         The interests of a beneficiary who dies before the Insured will pass to any surviving beneficiaries unless you specify otherwise. If no beneficiary survives the Insured, you will be the beneficiary, or your estate if you are the Insured.


CHANGE OF OWNER OR BENEFICIARY

         While the Insured is living, you may transfer ownership or change the beneficiary of this policy by giving Proper Notice to us. A change will take effect on the date the notice is signed. The change will not apply to any payments made or actions taken by us before we receive the notice. An irrevocable beneficiary may be changed only with the written consent of that beneficiary.


                                  DEATH BENEFIT


DEATH BENEFIT

         We will pay the Death Benefit Proceeds to the beneficiary upon receipt of proof that the Insured died while this policy was in force. Coverage under this policy is effective on the later of the date the initial premium is paid or the Issue Date.

         The proceeds may be paid in a lump sum, or in any other way agreeable to you and us. Before the Insured dies, you may choose how the proceeds are to be paid. If you have not made a choice before the Insured dies, the beneficiary may choose how the proceeds are paid. When part or all of the proceeds are paid in a lump sum, we will include interest from the date of death to the payment date. The rate will not be less than required by law.

         The Death Benefit Proceeds are:

               1. the Death Benefit in force as of the end of the Valuation Period during which death occurs; less
               2. any outstanding loan and loan interest as of the date of death; plus
               3. any benefits provided by rider payable at the Insured s death.

          If the Insured dies during the grace period, the proceeds paid on death will be equal to:

               1. the Death Benefit immediately prior to the start of the grace period; plus
               2.   any benefits provided by rider; less
               3. any outstanding loan and loan interest and overdue Monthly Deductions and Mortality and Expense Charge as of the date of death.

DEATH BENEFIT OPTIONS

         OPTION 1

                  The Death  Benefit is the greater of: (1) the Face Amount;  or
                  (2) the Account Value multiplied by appropriate percentage from the Table of Minimum Insurance Percentages on the Policy Data Page.

         OPTION 2

                  The Death Benefit is the greater of: (1) the Face Amount plus the Account Value; or (2) the Account Value multiplied by appropriate percentage from the Table of Minimum Insurance Percentages on the Policy Data Page.

          The Face Amount and death benefit option you have chosen are shown on the Policy Data Page.


DEATH BENEFIT CHANGES

         You may make the following changes to this policy, as long as the policy is not in the grace period. We reserve the right, however, to not accept any change which might disqualify this policy as life insurance under federal tax law.

         Increase the Face Amount of Insurance

         You may request an increase of the Face Amount at any time after the date specified on the Policy Data Page, by providing a proper written application and satisfactory evidence of insurability. The amount of the increase must be at least equal to the minimum amount shown on the Policy Data Page, and is subject to our underwriting limits. The increase in Face Amount will generate its own Surrender Charge schedule. If the policy is within the Guarantee Period, the Required Premium will increase.

         The effective date of the increase will be the Monthiversary date following our approval of the increase.

         Decrease the Face Amount of Insurance

         You may request a decrease of the Face Amount by Proper Notice at any time after the date specified on the Policy Data Page. The minimum amount of any decrease is shown on the Policy Data Page. You may not make a decrease which reduces the Face Amount of the policy below the minimum amount shown on the Policy Data Page.

         A decrease of the Face Amount will be effective on the Monthiversary following our receipt of Proper Notice. If you have made any increases to the policy, the decrease will first be applied to reduce those increases, starting with the most recent increase. The decrease will not cause a decrease in either the Required Premium for the Guarantee Period or the Surrender Charges.

         Changing the Insurance Option

         You may request a change in the death benefit option by Proper Notice at any time after the date specified on the Policy Data Page.

         If you request a change from Option 2 to Option 1, the Face Amount will be increased by the amount of the Account Value on the date of change. The change will be effective on the Monthiversary following our receipt of Proper Notice.

         If you request a change from Option 1 to Option 2, the Face Amount will be decreased by the amount of the Account Value on the date of change. We may require satisfactory evidence of insurability. The change will be effective on the Monthiversary following our approval of the change. We will not permit a change which would decrease the Face Amount below the minimum amount shown on the Policy Data Page.

         Exchange for Paid-Up Policy

         You may exchange this policy for a paid-up whole life policy by Proper Notice and returning this policy to the Home Office. The new policy will be for the level face amount, not greater than this policy s Face Amount, which can be purchased by this policy s Net Cash Value. We will pay you any Net Cash Value which is not used to purchase the new policy.

         The new policy will be purchased using the continuous net single premium for the Insured s age nearest birthday at the time of exchange.

         At any time after this option is elected, the cash value of the new policy will be its net single premium at the Insured s then attained age. All net single premiums will be based on 3% interest and the guaranteed cost of insurance rates of this policy.

         No riders may be attached to the new policy.

                                    PREMIUMS


PAYMENT OF PREMIUM

         The initial premium is due on or before delivery of the policy. There will be no coverage under this policy until the later of the date the initial premium is paid or the Issue Date.

         You may make other premium payments at any time and in any amount, subject to the limits described in this section. The actual amount of premium payments will affect the Account Value and the period of time the policy remains in force.

         Premium payments after the initial payment must be made to our Home Office. Each payment must be at least equal to the minimum payment shown on the Policy Data Page. We reserve the right to increase this minimum 90 days after we sent you Proper Notice of each increase. All premiums combined may not be more than $1,000,000, unless a higher amount is agreed to by us.

         The Planned Premium is the amount for which we will bill you or, in the case of our automatic premium plan, the amount for which we will charge your account. The amount and frequency of the Planned Premium at issue are shown on the Policy Data Page. You may change the amount and frequency of the Planned Premium by Proper Notice. We reserve the right to change the Planned Premium to comply with our rules for billing amounts and frequency.

         If the payment of any premium would cause an increase in Risk Amount because of the Minimum Insurance Percentage, we may require satisfactory evidence before accepting it. If we accept the premium, we will allocate the Net Premium to your Account Value on the date of our acceptance. If we do not accept the premium, we will refund it to you.

         If the payment of any premium would cause this policy to fail to meet the federal tax definition of a life insurance contract in accordance with the Internal Revenue Code, we reserve the right to refund the amount to you with interest within 60 days after the end of the Policy Year in which we receive the premium, but we assume no obligation to do so.

         If the payment of any premium would cause the contract to become a Modified Endowment, we will make an effort to notify you; however, we are under no obligation to notify you. If we notify you, consistent with the terms of the notice, you may to determine if you want the premium refunded to you. We reserve the right to refund any premiums which cause the Policy to become a modified endowment.

ALLOCATION OF NET PREMIUM

         The initial Net Premium is allocated to the Fixed and/or Variable Accounts on the later of the Contract Date or the date we receive the premium at our Home Office. Subsequent Net Premiums are allocated as of the end of the Valuation Period during which we receive the premium at our Home Office.

         All Net Premiums received prior to the Issue Date are allocated to our General Account until the expiration of the Right to Examine period. We credit interest daily on these funds, at a rate equal to at least 3% annually. At the end of the Right to Examine period, we transfer your Account Value to the Fixed Account of the Variable Account based on the percentages you have selected in the application. We reserve the right to allocate Net Premiums to the accounts you have selected prior to the end of the Right to Examine period. For purposes of determining the end of the Right to Examine period, solely as it applies to this transfer, we assume that receipt of this policy occurs on the date shown on the Policy Data Page.

         You may change the allocation of subsequent Net Premiums at any time by Proper Notice, or by telephone if written authorization is on file with us.


                                 POLICY CHARGES


PREMIUM EXPENSE CHARGES

         The Premium Expense Charges are shown on the Policy Data Page. The Premium Expense Charges are deducted when the premium is received. The Net Premium is the premium less the Premium Expense Charges.


MONTHLY DEDUCTION

         The Monthly Deduction is a charge made against the Account Value.

         The Monthly Deduction is the sum of:
                  1.  the Monthly Administrative Charge; plus
                  2.  the cost of insurance; plus
                  3.  the cost for any policy riders.

The Monthly Deduction is deducted on the Contract Date and each Monthiversary of the Contract Date. Monthly Deductions due on any Monthiversaries prior to the Issue Date are deducted on the Issue Date. The Monthly Deduction is deducted prorata from the Investment Accounts and the Fixed Account based on your amounts in each account.

MONTHLY ADMINISTRATIVE CHARGE

         The Monthly administrative charge is shown on the Policy Data Page.


COST OF INSURANCE

         The guaranteed maximum cost of insurance rate is shown on the Policy Data Page. A current cost of insurance rate less than the guaranteed maximum cost of insurance rate may be used at our option. Current cost of insurance rates may vary by Attained Age, sex, rate class, Policy Year, and Face Amount of the policy. If you increase or decrease the Face Amount after issue, each change may have different applicable cost of insurance rates.

         The cost of insurance is the current cost of insurance rate multiplied by the Risk Amount determined as of the date of the Monthly Deduction. The Risk Amount is:

               1. the Death Benefit on the Monthiversary divided by 1.00246627; less
               2. the Account Value.

         The Account Value will first be considered part of the initial Face Amount, then part of any additional Face Amounts in the order of the increases.


MORTALITY AND EXPENSE RISK CHARGE

         The Mortality and Expense Risk Charge is compensation for our assumption of the mortality and expense risks. This charge will be deducted from the Investment Accounts monthly prorata based on your amounts in each account. The amount of this charge is shown on the Policy Data Page.


SURRENDER CHARGE

         We will deduct the Surrender Charge from the Account Value on the date this policy is surrendered for cash. The Surrender Charge is shown on the Policy Data Page.

TAXES

         We reserve the right to deduct any taxes levied by any government entity which, at our sole discretion, are determined to have resulted from the establishment or maintenance or operation of the Separate Account, or from the investment performance of the Separate Account.

CHANGES IN COST FACTORS

         We bear the mortality and expense risks of this policy. We may change the cost of insurance rates and monthly administrative charges up to the maximum guaranteed amounts stated in this policy. Changes will be made by class and will be based on changes in expectations of future experience. Policy cost factors will be reviewed as needed.


                                  POLICY VALUES


ACCOUNT VALUE

         The Account Value is the sum of your interest in the Fixed Account, the Variable Account, and the Loan Account.

         The Account Value on the Contract Date of this policy is the initial Net Premium received for this policy as of the Contract Date, less any Monthly Deduction charged as of the Contract Date.

         The Account Value on each Valuation Date After the Contract Date will be:
         1. the Account Value on the prior Valuation Date; plus
         2. interest credited to the amounts allocated to the Fixed Account and the Loan Account; plus
         3. the positive or negative investment experience on amounts allocated to the Variable Account, as reflected by the change in value of the accumulation units; plus
         4. any Net Premium for the policy allocated since the prior Valuation Date; less
         5. any Partial Surrender paid since the prior Valuation Date; less
         6. any Monthly Deduction, Mortality and Expense Charge, or transfer charges assessed.


CASH VALUE

         The Cash Value of this policy is:

               1.   the Account Value of this policy; less
               2.  the Surrender Charge, if any, shown on the Policy Data Page.


NET CASH VALUE

         The Net Cash Value is the Cash Value less any outstanding loan and loan interest.

                           VARIABLE ACCOUNT PROVISIONS


SEPARATE ACCOUNT

         The Separate Account is shown on the Policy Data Page. It is a separate account established and owned by us. The assets of the Separate Account will be used to provide values and benefits under this contract and similar contracts, but the assets of the account equal to the liabilities may not be charged with liabilities arising from any other business in which we take part.


INVESTMENT ACCOUNTS

         The Separate Account is subdivided into Investment Accounts, each of which invests in a different Portfolio.


VARIABLE ACCOUNT VALUE

         The Variable Account value of this policy equals the sum for all Investment Accounts of: (a) the number of accumulation units credited to an Investment Account; multiplied by (b) the appropriate accumulation unit value.


CREDITING OF ACCUMULATION UNITS

         We credit amounts allocated to the Investment Accounts in the form of accumulation units. The number of accumulation units to be credited is determined by dividing:
               1. the dollar amount allocated to the particular Investment Account, by
               2. the  accumulation  unit  value for the  particular  Investment
               Account at the end of the Valuation Period during which the allocation is made.

         Accumulation units are credited when Net Premiums are allocated or amounts are transferred into an Investment Account. Accumulation Units are deducted when the Monthly Deduction and Mortality and Expense Charge are assessed or when amounts are partially surrendered or transferred out of an Investment Account.


ACCUMULATION UNIT VALUE

         We determine the accumulation unit value for each Investment Account on each Valuation Date. The accumulation unit value for the Money Market account was initially set at one dollar ($1) and the value of each of the other Investment Accounts was set at five dollars ($5) when operations commenced. The value for any later Valuation Period is found by multiplying:

               1. the net investment factor for the particular Investment Account, by
               2. the accumulation unit value for the same Investment Account for the preceding Valuation Period.

         The accumulation unit value may increase or decrease from one Valuation Period to the next.


NET INVESTMENT FACTOR

         The net investment factor is used to measure the investment performance of an Investment Account from one Valuation Period to the next. For any Investment Account, the net investment factor for a Valuation Period is determined by dividing (a) by (b), where:
                  (a)  is equal to:
                         1. the net asset value per share of the mutual fund held in the Investment Account determined at the end of the current Valuation Period; plus
                         2. the per share amount of any dividend or capital gain distribution paid by the mutual fund during the Valuation Period; plus
                         3. the per share credit or charge with respect to taxes, if any, paid or reserved for by us during the Valuation Period that are determined by us to be attributable to the operation of the Investment Account.
                  (b) is equal to:
                         1. the net asset value per share of the mutual fund held in the Investment Account determined at the end of the preceding Valuation Period; plus
                         2. the per share credit or charge for any taxes reserved for the immediately preceding Valuation Period.


ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS

         We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the Portfolio shares that are held by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any of the eligible Portfolios and to substitute shares of another Portfolio, or of another open-end, registered investment company, if the shares of an eligible Portfolio are no longer available for investment, or if in our judgment further investment in any eligible Portfolio should become inappropriate in view of the purposes of the Separate Account. We will not substitute any shares attributable to your interest in an Investment Account without written notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940.

         We reserve the right to establish additional Investment Accounts, each of which would invest in a new Portfolio, or in shares of another open-end registered investment company. We also reserve the right to eliminate existing Investment Accounts. If deemed by us to be in the best interest of persons having voting rights under the policies, the Separate Account may be operated as a management company under the Investment Company Act of 1940, or it may be deregistered under such Act in the event such registration is no longer required, or it may be combined with other AUL Separate Accounts.

         We may, by appropriate endorsement, make such changes in this policy as may be necessary to reflect any substitution or change.

         The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the State of Indiana. If required, the approval process is on file with the Commissioner of the state in which this policy is issued.


                            FIXED ACCOUNT PROVISIONS


FIXED ACCOUNT VALUE

                  The Fixed Account Value of this policy at any time equals:

                    (a) the total of all Net Premiums allocated to the Fixed Account; plus
                    (b) the total of all amounts transferred to the Fixed Account from the Variable Account or the Loan Account; plus
                    (c) interest credited to the Fixed Account; minus
                    (d) the total of all amounts transferred from the Fixed Account to the Variable Account or the Loan Account; minus
                    (e) the total of all Monthly Deductions charged against the Fixed Account; minus
                    (f) the total of all Partial Surrenders from the Fixed Account.

FIXED ACCOUNT INTEREST RATE

         The guaranteed interest rate credited to amounts in the Fixed Account is shown on the Policy Data Page. We may credit interest rates in excess of the guaranteed rate.


                                  CASH BENEFITS


TRANSFERS

         You may transfer amounts between the Fixed Account and Investment Accounts or among Investment Accounts at any time after the Right to Examine period. The transfer will be made as of the end of the Valuation Period during which we receive the request.

         The minimum transfer amount is shown on the Policy Data Page. The transfer must be at least for the minimum amount, or, if less, the entire amount in the Fixed Account or an Investment Account each time that a transfer is made. If after the transfer the amount remaining in any account is less than $25, we have the right to transfer the entire amount. Any applicable transfer charge shown on the Policy Data Page will be assessed. The charge will be deducted from the account(s) from which the transfer is made on a prorata basis; and, if those remaining account values are not sufficient, from account values determined by us.

         Transfers are made such that the Account Value on the date of transfer will not be affected by the transfer, except for the deduction of any transfer charge.

         We reserve the right to limit the number of transfers to 12 per year, or to restrict transfers from being made on consecutive Valuation Dates.

         If we determine that the transfers made by or on behalf of one or more Owners is to the disadvantage of other Owners, we may restrict the rights of certain Owners. Such restrictions would be applied in any manner reasonably designed to prevent transfers of some Owners from being disadvantageous to other Owners. We also reserve the right to limit the size of transfers and remaining balances, to require a minimum time period between transfers, to limit the number and frequency of transfers, and to discontinue telephone transfers.

LIMITATION ON TRANSFERS FROM THE FIXED ACCOUNT

         Transfers from the Fixed Account are limited in total for any Policy Year to no more than the amount shown on the Policy Data Page.

LOANS

         You may request a loan at any time after the Right to Examine period while the policy is not in the grace period. This policy is assigned to us as sole security for the loan.

         The minimum amount of a new loan is shown on the Policy Data Page. The maximum amount of a new loan is:
                  1.  90% of the Account Value; less
                  2.  any loan interest due on the next Policy Anniversary; less
                  3.  any applicable Surrender Charges;  less
                  4.  any existing loans and accrued loan interest.

         INTEREST CHARGED ON LOANS

         Interest accrues daily from the date of the loan at the rate shown on the Policy Data Page. Interest is due on each Policy Anniversary. If you do not pay interest when due, we will add that amount to the loan.


         LOAN ACCOUNT

         At the time any loan is issued, we transfer an amount equal to the loan from the Investment Accounts and the Fixed Account into a Loan Account as collateral for the loan. On your loan request, you may specify that the transfer is to be made from specific Investment Accounts. If you make no specification, this transfer is made from each account in proportion to the Account Value in the Investment Accounts and the Fixed Account.

         The Loan Account will be credited with interest daily which will be at least equal to the rate shown on the Policy Data Page. We may credit a higher rate.

         If you do not pay any loan interest when it is due, we make a transfer from the Investment Accounts and the Fixed Account into the Loan Account as collateral for the interest due. The amount we transfer is the amount by which the interest due exceeds the interest which has been credited on the Loan Account. The transfer is made from each account in proportion to the amount in the account.

         A loan has a permanent effect on the policy values even if the loan is repaid, since the Account Value held in the Loan Account as collateral earns different rates than it might have experienced if it were invested in the Investment Accounts or the Fixed Account.


         REPAYMENT OF LOANS

         A loan may be paid in full or in part at any time while this policy is in force and the Insured is alive. When a loan repayment is made, the amount of the Loan Account equivalent to the amount of loan repayment is transferred to the Investment Accounts and the Fixed Account based on the proportions in your current premium allocation instructions.

         Unless you request otherwise at the time you make any payments to us, all amounts received while a loan is outstanding will be considered as premium payments.

SURRENDER

         PARTIAL SURRENDER

         At any time after the end of the Right to Examine period, you may surrender part of this policy for cash by Proper Notice to us. The minimum amount of any Partial Surrender is shown on the Policy Data Page. The amount surrendered is deducted from the Account Value, and therefore also reduces the Cash Value. The deduction will be made from the Investment Accounts and the Fixed Account in proportion to your amounts in each account, unless you request deduction from specific Investment Accounts.

         Under Death Benefit Option 1, the Face Amount will be reduced by the amount surrendered. The remaining Face Amount must be at least equal to the minimum Face Amount shown on the Policy Data Page.


         FULL SURRENDER

         At any time after the Right to Examine period, you may surrender this policy for the Net Cash Value by Proper Notice to us.


                            TERMINATION OF THE POLICY

GRACE PERIOD

         Unless the Continuation of Insurance Guarantee applies, the grace period begins on the Monthiversary when the Net Cash Value is less than the Monthly Deduction. This policy goes into default at the start of the grace period. We will send you written notice of the length of the grace period and the amount of premium due. The amount of premium due is the amount which is required to keep the policy in force during the grace period. This notice will be sent to your last known address. The grace period shall terminate as of the date indicated in the notice, which shall comply with any applicable state law.

         If the premium due is not paid within the grace period, all insurance stops and the policy terminates without value.


TERMINATION

         This policy will terminate and all insurance will stop:
               1. as of the end of the Valuation Period during which we receive Proper Notice in good order from you to surrender the contract; or
               2. when the Insured dies; or
               3. at the end of the grace period if the premium due is not paid.

CONTINUATION OF INSURANCE GUARANTEE

         During the Guarantee Period shown on the Policy Data Page, the policy will remain in force and will not begin the grace period if on each Monthiversary, the sum of the premiums paid to date, less any Partial Surrenders and any outstanding loan and loan interest, equals or exceeds the Required Premium for the Guarantee Period multiplied by the number of policy months since the Contract Date. If this test is failed on any Monthiversary, the Continuation of Insurance Guarantee terminates. The guarantee will not be reinstated.

         The Required Premium for the Guarantee Period is shown on the Policy Data Page. If you make changes to the policy within the Guarantee Period, the Required Premium for subsequent months may change. We will send you notice of the new Required Premium.


REINSTATEMENT

         You may reinstate this policy by Proper Notice to us within 5 years of the date the policy terminated if:

               1. the policy had not been  surrendered  for its Net Cash  Value;
               and
               2. satisfactory evidence of insurability is provided to us; and
               3. payment is made of sufficient premium to cover past due Monthly Deductions during the grace period and to keep this policy in force for three months; and
               4. interest on any loan amount which is reinstated is paid at the annual rate applicable to policy loans during the period of lapse, from the date insurance stopped.

         The effective date of the reinstatement is the next Monthiversary following our approval of the reinstatement.

         The Account Value on the effective date of reinstatement is equal to the Account Value at the time of termination, adjusted for past due charges during the grace period, plus the premium paid at the time of reinstatement. The Surrender Charge will be based on the number of Policy Years from the original Contract Date.

                             OTHER POLICY PROVISIONS


DEFERRAL OF PAYMENTS

         For payments from the Fixed Account, we may defer payment for up to six months. If we do, interest on the Fixed Account will continue to be earned at the declared rates. We will not defer any amounts needed to pay premiums for other policies in force with us.

         While payments will generally be made within 7 days of a request in good order, we may suspend or delay withdrawal payments or transfers from the Variable Account when permitted under applicable federal laws, rules and regulations.


POLICY CHANGES

         This is a flexible life insurance policy. You may make changes in the death benefit option, Face Amount, premium payments and riders by sending us Proper Notice.


CHANGE OF INSURED

         While the Policy is in force, it may be exchanged for a new Policy on the life of a substitute Insured. The exercise of this exchange is subject to satisfactory evidence of insurability for the substitute Insured. The Contract Date of the new Policy will generally be the same as the Contract Date of the exchanged Policy. The Issue Date of the new Policy will be the date of the exchange. The initial Cash Value of the new Policy will be the same as the Cash Value of the exchanged Policy on the date of the exchange. Exercise of the Change of Insured provision will result in a taxable exchange.


DIVIDENDS

         As long as this policy is in force, you will receive any dividends declared by us. It is anticipated that no dividends will be declared. The amount of any dividend will be applied to increase the Account Value unless you request it to be paid in cash.


ANNUAL REPORT

         At least once a year we will send you a report showing the current Account Value, Cash Value, Death Benefit, amount of interest credited to amounts in the Fixed Account, change in value of amounts in the Variable Account, premiums paid, loans, Partial Surrenders, expense charges, and cost of insurance charges since the prior report. Any other information required by the Insurance Department of the state where the application is signed will also be included in the annual report.

         You may request other information about this policy, including a hypothetical illustration of future policy benefits and values. We may make a reasonable charge to provide this information.


CONFORMITY WITH LAWS

         This policy is subject to the laws of the state where the application is signed. We reserve the right to make any changes without your consent which are necessary to comply with any federal or state statute, rule, or regulation.


COMPUTATIONS

         Calculations are based on the mortality table referenced on the Policy Data Page. Interest on amounts allocated to the Fixed Account is compounded daily.

         All of the values are the same as or more than the minimums set by the laws of the state where the application was signed. If required, we have filed a detailed statement with your State Insurance Department.


SETTLEMENT OPTIONS

         OPTIONS

         All or any part of the proceeds payable at death or upon full surrender of this policy may be paid in one sum or according to one of the following options:

               1. Income for a Fixed Period. Proceeds are payable in equal monthly installments for a specified number of years, not to exceed 20.

               2. Life Annuity. Proceeds are paid in equal monthly installments for as long as the payee lives. A number of payments can be guaranteed, such as 120, or the number of payments required to refund the proceeds applied.

               3. Survivorship Annuity. Proceeds are paid in monthly installments for as long as either the first payee or surviving payee lives. A number of payments equal to the initial payment can be guaranteed, such as 120. A different monthly installment payable to the surviving payee can be specified.

         The proceeds of this policy may be paid in any other method or frequency of payment acceptable by us.

         Policy proceeds payable in one sum will accumulate at interest from the date of death or surrender to the payment date at the rate of interest then paid by us or at the rate specified by statute, whichever is greater.

         SELECTION

         You may select or change an option by giving us Proper Notice prior to the settlement date. If no option is in effect on the settlement date, the payee may select an option. If this policy is assigned or if the payee is a corporation, association, partnership, trustee or estate, a settlement option will be available only with our consent.

         PAYMENTS

         We will determine the amount payable under any option. The minimum interest rate used in computing payments under all options will be 3% per year.

         The settlement option tables show the guaranteed monthly payments available under options 1, 2 and 3. The amounts shown are for exact adjusted ages. The values for other ages and fractional ages not shown will be calculated on the same basis as those shown and will be furnished upon request.

         If the monthly payment under a chosen settlement option is less than $100, we may require that payments be made on a less frequent basis.

         ADJUSTED AGE

         An adjusted age is calculated as follows:

               (a) Determine a payee s actual age in years and full months on the date payments are to begin.
               (b) Subtract 1 1/2 months for each year the payee s year of birth exceeds 1900.

         DEATH OF LAST PAYEE

         If a payee dies and there is no surviving payee, we will pay a single sum to such payee s estate. The final payment will be the commuted value of any remaining guaranteed payments.

         CLAIMS OF CREDITORS

         Settlement option payments will be exempt from the claims of creditors to the maximum extent permitted by law.

                            Settlement Option Tables
                Guaranteed Monthly Income Per $1,000 of Proceeds

                       Option 1 - Income for Fixed Period


Number                Monthly             Number         Monthly
of Years              Income              of Years       Income

 1                    $84.47              11             $8.86
 2                     42.86              12              8.24
 3                     28.99              13              7.71
 4                     22.06              14              7.26
 5                     17.91              15              6.87
 6                     15.14              16              6.53
 7                     13.16              17              6.23
 8                     11.68              18              5.96
 9                     10.53              19              5.73
 10                     9.61              20              5.51


Quarterly Income is 2.993 times the monthly income and annual income is 11.839

                             Option 2 - Life Annuity

The amount of income is based on the adjusted age of the payee on the date of the first payment.

                                        Adjusted: Number of Guaranteed Payments
                                        Adjusted: Number of Guaranteed Payments


Age       None           120            Refund*        Age       None           120            Refund*

55        $4.34          $4.30          $4.17          63        $5.21          $5.10          $4.86
56         4.42           4.38           4.24          64         5.35           5.22           4.96
57         4.52           4.47           4.31          65         5.51           5.35           5.08
58         4.61           4.56           4.39          66         5.67           5.49           5.20
59         4.72           4.65           4.47          67         5.85           5.64           5.33
60         4.83           4.76           4.56          68         6.04           5.80           5.46
61         4.95           4.86           4.66          69         6.24           5.96           5.61
62         5.08           4.98           4.75          70         6.46           6.13           5.76


*The sum of all guaranteed payments will equal the amount applied under this option.

                         Option 3 - Survivorship Annuity

The amount of income is based on the adjusted age of each of the payees on the date of the first payment.


           50% to Survivor                                      100% to Survivor
       120 Guaranteed Payments                              120 Guaranteed Payments
    Payee #1          Payee #2 Age                          Payee #1          Payee #2 Age


Age    50         55        60       65        70            Age    50         55       60         65      70
50     $3.95      $4.12     $4.31    $4.55     $4.80          50    $3.56      $3.67    $3.76     $3.83    $3.88
55      4.12       4.30      4.52     4.77      5.05          55     3.67       3.83     3.97      4.08     4.17
60      4.31       4.52      4.76     5.04      5.36          60     3.76       3.97     4.17      4.36     4.51
65      4.55       4.77      5.04     5.35      5.72          65     3.83       4.08     4.36      4.64     4.90
70      4.80       5.05      5.36     5.72      6.13          70     3.88       4.17     4.51      4.90     5.28


Income for other combinations of ages will be furnished on request.

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